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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                            DIALOG SEMICONDUCTOR PLC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Ordinary Shares, (pound)0.10 par value per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    252498902
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO. 252498902                                           PAGE 2 of 10 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Scotland VI LP
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                11,795,793
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     11,795,793
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,795,793
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   26.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 252498902                                           PAGE 3 of 10 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Scotland VI Co. Limited
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                11,795,793
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     11,795,793
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,795,793
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   26.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 252498902                                           PAGE 4 of 10 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Partners Holdings Ltd
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   England
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                11,795,793
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     11,795,793
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,795,793
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   26.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 252498902                                           PAGE 5 of 10 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Partners Ltd
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                11,795,793
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     11,795,793
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,795,793
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   26.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 252498902                                           PAGE 6 of 10 PAGES
--------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Germany II, L.P.
--------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.        SEC USE ONLY

--------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
--------------------------------------------------------------------------------
                        5.  SOLE VOTING POWER
                                     0
                        --------------------------------------------------------
   NUMBER OF SHARES     6.  SHARED VOTING POWER
BENEFICIALLY OWNED BY                11,795,793
EACH REPORTING PERSON   --------------------------------------------------------
         WITH           7.  SOLE DISPOSITIVE POWER
                                     0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER
                                     11,795,793
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   11,795,793
--------------------------------------------------------------------------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]

--------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   26.8%
--------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------------------------------------------------------------------------------

                                                              PAGE 7 of 10 PAGES

Item 1.    (a)    Name of Issuer:

                  Dialog Semiconductor PLC

           (b)    Address of Issuer's Principal Executive Offices:

                  Neue Strasse 95
                  D-73230 Kirchheim/Tech-Nabern
                  Germany

Item 2.    (a)    Name of Person(s) Filing:

                  (i) Apax Scotland VI Co. Limited, a limited liability company organised under the laws of Scotland, (ii) Apax Scotland VI LP, a limited liability partnership organised under the laws of Scotland, (iii) Apax Partners Holdings Ltd, a limited liability company organised under the laws of England and Wales, and (iv) Apax Partners Limited, a limited liability company organised under the laws of England and Wales, under the following capacities:

                        Apax Scotland VI Co. Limited is the General
                        Partner of Apax Scotland VI LP, which is the
                        General Partner of the following funds (the
                        "Funds"), each of which owns Ordinary Shares of the Issuer:

                           APAX UK VI-A, L.P.
                           APAX UK VI-B, L.P.
                           APAX UK VI-C, L.P.
                           APAX UK VI-D, L.P.
                           APAX UK VI-E, L.P.

                        Apax Partners Holdings Ltd is the controlling stockholder of Apax Partners Ltd, which is the Manager of each of the Funds.

                  and (v) Apax Germany II, L.P., a Delaware limited partnership,

                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

           (b)    Address of Principal Business Office or, if none, Residence:

                  15 Portland Place
                  London, W1B 1PT England

                                                              PAGE 8 of 10 PAGES

           (c)    Citizenship:

                  Apax Scotland VI LP and Apax Scotland VI Co. Limited
                  Scotland

                  Apax Partners Ltd and Apax Partners Holdings Ltd England and Wales

                  Apax Germany II, L.P.
                  Delaware

           (d)    Title of Class of Securities:

                  Ordinary Shares, (pound)0.10 par value per Share

           (e)    CUSIP Number:

                  252498902

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)        [ ]    Broker or dealer registered under Section 15 of the Act.
(b)        [ ]    Bank as defined in Section 3(a)(6) of the Act.
(c)        [ ]    Insurance company as defined in Section 3(a)(19) of the Act.
(d)        [ ]    Investment company registered under Section 8 of the
                  Investment Company Act of 1940.
(e)        [ ]    An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E).
(f)        [ ]    An employee benefit plan or endowment fund in accordance with
                  ss.240.13d-1(b)(1)(ii)(F).
(g)        [ ]    A parent holding company or control person in accordance with
                  ss.240.13d-1(b)(1)(ii)(G).
(h)        [ ]    A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act.
(i)        [ ]    A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940.
(j)        [ ]    Group, in accordance withss.240.13d-1(b)(1)(ii)(J).


Item 4.    Ownership.

            (a)  Amount beneficially owned:   11,795,793.

            (b)  Percent of class:   26.8.

            (c)  Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote NIL.

                 (ii)  Shared power to vote or to direct the vote 11,795,793.

                 (iii) Sole power to dispose or to direct the disposition of
                       NIL.

                 (iv) Shared power to dispose or to direct the disposition of 11,795,793.

                                                              PAGE 9 OF 10 PAGES


Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           Not applicable.

                                                             PAGE 10 OF 10 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         12 February 2003
--------------------------------------------
               (Date)

APAX SCOTLAND VI LP                           APAX SCOTLAND VI CO LIMITED
By: APAX SCOTLAND VI CO LIMITED
         its General Partner

By:  /s/ Clive Richard Sherling               By:  /s/ Clive Richard Sherling
    --------------------------------------        ----------------------------
         Clive Richard Sherling, Director              Clive Richard Sherling,
                                                       Director

By:  /s/ Peter David Englander                By:  /s/ Peter David Englander
    --------------------------------------        ----------------------------
         Peter David Englander, Director               Peter David Englander,
                                                       Director

APAX PARTNERS LTD                             APAX PARTNERS HOLDINGS LTD


By:  /s/ Clive Richard Sherling               By:  /s/ Clive Richard Sherling
    --------------------------------------        ----------------------------
         Clive Richard Sherling, Director              Clive Richard Sherling,
                                                       Director

By:  /s/ Peter David Englander                By:  /s/ Peter David Englander
    --------------------------------------        ----------------------------
         Peter David Englander, Director               Peter David Englander,
                                                       Director

APAX GERMANY II, LP
By: APAX PARTNERS & CO. (GERMANY) II LTD.
         its Managing General Partner

By:  /s/ Ronald Mourad Cohen
    --------------------------------------
         Ronald Mourad Cohen, Director

By:  /s/ Paul Adrian Barlow Beecroft
    --------------------------------------
         Paul Adrian Barlow Beecroft,
         Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                     EXHIBIT

                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agree to the joint filing of a statement on Schedule 13G, including amendments thereto, with respect to the ordinary shares of Dialog Semiconductors plc, and further agree that this Joint Filing Agreement be included as an exhibit to such filings, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         This Joint Filing Agreement may be executed in any number of counterparts, all of which collectively shall constitute one and the same instrument.


         12 February 2003
------------------------------------------
              (Date)

APAX SCOTLAND VI LP                         APAX SCOTLAND VI CO LIMITED
By: APAX SCOTLAND VI CO LIMITED
         its General Partner

By:  /s/ Clive Richard Sherling             By:  /s/ Clive Richard Sherling
    --------------------------------------      -------------------------------
         Clive Richard Sherling, Director            Clive Richard Sherling,
                                                     Director

By:  /s/ Peter David Englander              By:  /s/ Peter David Englander
    --------------------------------------      -------------------------------
         Peter David Englander, Director             Peter David Englander,
                                                     Director

APAX PARTNERS LTD                           APAX PARTNERS HOLDINGS LTD


By:  /s/ Clive Richard Sherling             By:  /s/ Clive Richard Sherling
    --------------------------------------      -------------------------------
         Clive Richard Sherling, Director            Clive Richard Sherling,
                                                     Director

By:  /s/ Peter David Englander              By:  /s/ Peter David Englander
    --------------------------------------      -------------------------------
         Peter David Englander, Director             Peter David Englander,
                                                     Director

APAX GERMANY II, LP
By: APAX PARTNERS & CO. (GERMANY) II LTD.
         its Managing General Partner

By:  /s/ Ronald Mourad Cohen
    --------------------------------------
         Ronald Mourad Cohen, Director

By:  /s/ Paul Adrian Barlow Beecroft
    --------------------------------------
         Paul Adrian Barlow Beecroft,
         Director